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Exhibit 2.1

[Execution Copy]

 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Amendment") is made and entered into as of August 8, 2011, by and among AMAG PHARMACEUTICALS, INC., a Delaware corporation ("Parent"); ALAMO ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and ALLOS THERAPEUTICS, INC., a Delaware corporation (the "Company"); and this Amendment amends that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of July 19, 2011, by and among Parent, Merger Sub, and the Company. Capitalized terms used in this Amendment and not defined herein shall have the meanings given to such terms in the Merger Agreement.

        WHEREAS, in accordance with Section 9.01 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as specified herein.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Amendment.    Section 4.4(b) of the Merger Agreement is hereby amended by deleting the reference to "Company Superior Offer" in such Section 4.4(b) and replacing such reference with "Parent Superior Offer" and by adding the word "if" immediately following the words "(and not withdrawn)" in such Section 4.4(b).

        2.    Effectiveness.    All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, the terms of the Merger Agreement are hereby confirmed and remain in full force and effect.

        3.    Effect of Amendment.    Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment.

        4.    Counterparts.    This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

        5.    Governing Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

AMAG PHARMACEUTICALS, INC.
By:	/s/ JOSEPH L. FARMER
Name:	Joseph L. Farmer
Title:	General Counsel and SVP Legal Affairs
ALAMO ACQUISITION SUB, INC.
By:	/s/ JOSEPH L. FARMER
Name:	Joseph L. Farmer
Title:	Vice President
ALLOS THERAPEUTICS, INC.
By:	/s/ MARC GRABOYES
Name:	Marc Graboyes
Title:	SVP, General Counsel

Signature Page to Amendment No. 1 to Merger Agreement

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  Exhibit 2.1
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION